For Immediate Release
---------------------


                     TANDYCRAFTS REPORTS SECOND QUARTER AND
                               FIRST HALF RESULTS

               COMPANY REPURCHASED 500,000 SHARES OF COMMON STOCK
                              IN SIX-MONTH PERIOD

FT. WORTH, Texas (January 22, 1999) -- Tandycrafts, Inc. (NYSE: "TAC"), a wholesaler and retailer of consumer and business products, today reported results for the second quarter and first half of its 1999 fiscal year. Losses were reported for both periods, primarily due to charges which were previously disclosed in the Company's announcement of plans to close its leather and crafts retail stores and related manufacturing operations.

Including previously-announced pretax charges of $14.6 million, Tandycrafts, Inc. reported a net loss of $12.2 million ($1.00 per share), on net sales of $52.9 million in the quarter ended December 31, 1998. Second quarter results included a non-recurring $11.1 million pretax charge related to the closure of leather and crafts retail stores and related manufacturing operations, and a $3.5 million pretax charge primarily related to the Company's guaranty of bank debt arising from the sale of Cargo Furniture and Accents. In the second quarter of the previous fiscal year, the Company reported net income of $3.1 million ($0.24 per share) and net sales of $73.2 million.

Management indicated that 68% of the overall decrease in second quarter sales was related to the divested Joshua's Christian Stores operation and declining sales in the Leather and Crafts division. The balance of the decline in sales was attributed to an exceptionally strong one-time promotion by the Frames and Wall Decor division in the second quarter of FY1998, along with a reduction in sales at the Novelties and Promotional division. The decrease in Novelties and Promotional sales resulted from that division's strategy of focusing upon larger, more profitable customers, overall softness in the licensed product market and reduced sales of NBA licensed merchandise. Sales in the Office Supplies division rose modestly, when compared with the second quarter of the previous fiscal year.

Reflecting strong cash flows and the Company's continued commitment to strengthening its balance sheet, Tandycrafts has reduced its outstanding long-term debt to $32.5 million as of December 31, 1998. This represents a 29% decrease when compared with long-term debt of $46.0 million outstanding a year
earlier.   The Company also repurchased approximately 500,000 shares of its common stock during the past six months.

"In the context of our long-term strategy for restructuring the Company with a focus upon profitable and growing businesses, the second quarter was a busy, productive period for Tandycrafts," commented Michael J. Walsh, President and Chief Executive Officer of Tandycrafts, Inc. "The Board of Directors and Tandycrafts' management devoted a considerable amount of time and effort towards evaluating the Company's core competencies and identifying actions which can maximize future shareholder values. This led to the difficult decision to close our leather and crafts retail and manufacturing operations, which have been unprofitable in recent periods, and we began executing the closure plan in early January. The lagging performance of our leather business masked solid progress and excellent growth potential in our Frames and Wall Decor and Office Supplies divisions. By exiting the leather and crafts business and focusing upon our other businesses, we believe the Company's long-term earnings potential will be greatly enhanced."

For the six-month period ended December 31, 1999, the Company reported net sales of $103.9 million, versus $128.6 million in the corresponding period of the previous fiscal year. Approximately $22.9 million of the sales decrease was related to the sale of Joshua's Christian Stores and the weak performance in the Leather and Crafts division. The balance of the decline resulted from overall softness in the licensed product market and management's decision to forego certain unprofitable sales in the Novelties and Promotional products division. Sales in the Frames and Wall Decor and the Office Supplies divisions increased during the first half of FY1999, when compared with the prior-year period. Tandycrafts reported a net loss of $11.2 million ($0.91 per share) for the six months ended December 31, 1999, compared with net income of $4.0 million ($0.32 per share) in the year-earlier period. Operating results during the first six months of FY1999 were negatively impacted by pretax charges totaling $14.6 million (described above).

"Our solid financial condition has enabled Tandycrafts to place its strategic emphasis upon those consumer products operations that are profitable and which offer above-average prospects for growth over the long term," stated James D. Allen, Chief Financial Officer of the Company. "Additionally, we are continuing to pursue investments which will allow the Company to improve productivity, strengthen its corporate and divisional infrastructure and enhance prospects for profitability in the 21st Century."

Tandycrafts, Inc. manufactures, distributes and/or retails products through four distinct product-related divisions: Frames and Wall Decor, Leather and Crafts, Office Supplies, and Novelties and Promotional. Its products are marketed and sold through various channels, including direct-to-consumer (e.g., retail stores, mail order, the Internet) and wholesale distribution (e.g., direct sales force, telemarketing, outside sales representatives). The Company is headquartered in Ft. Worth, Texas and its common stock is listed on the New York Stock Exchange under the ticker symbol "TAC".

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, competitive factors, dependence upon third-party vendors, and other risks detailed in the Company's periodic report filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

                    For further information, please contact:

             James Allen, Chief Financial Officer at (817) 551-9600
     Or R. Jerry Falkner, CFA, Investor Relations Counsel at (800) 377-9893



                         (Financial Highlights Follow)



                                            Three Months Ended           Six Months Ended
                                        --------------------------   -------------------------
                                        December 31,  December 31,   December 31,  December 31,
                                            1998          1997           1998         1997
                                        --------------------------   -------------------------


Net sales                               $     52,853  $     73,237   $    103,918  $   128,596

Operating costs and expenses:
  Cost of goods sold                          39,476        48,702         74,267       84,536
  Selling, general and administrative         20,354        17,665         33,431       33,597
  Restructuring charge                         8,145             -          8,145            -
  Depreciation and amortization                1,088         1,259          2,167        2,529
                                        ------------  ------------   ------------  -----------
   Total operating costs and expenses         69,063        67,626        118,010      120,662
                                        ------------  ------------   ------------  -----------

Operating income (loss)                      (16,210)        5,611        (14,092)       7,934
Interest expense, net                            591           911          1,083        1,773
                                        ------------  ------------   ------------  -----------

Income (loss) before income taxes            (16,801)        4,700        (15,175)       6,161
Provision (benefit) for income taxes          (4,578)        1,644         (3,960)       2,156
                                        ------------  ------------   ------------  -----------

   Net income (loss)                    $    (12,223) $      3,056   $    (11,215) $     4,005
                                        ============  ============   ============  ===========

Net income (loss) per share:
   Basic and diluted                          ($1.00)        $0.24         ($0.91)       $0.32
                                               =====         =====          =====        =====

Weighted average common shares:
   Basic                                      12,179        12,685         12,326       12,661
   Diluted                                    12,184        12,685         12,330       12,661

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